 FOR IMMEDIATE RELEASE
Contact:
Don Rutherford, CFO, Grant Life Sciences, Inc., 949-521-1232

Grant Life Sciences appoints Dr. Hun-Chi Lin
as President, Chief Scientist and a Director

Interim co-CEO Eric Wilkinson steps down

MURRAY, Utah, Oct. 6, 2005—Grant Life Sciences (OTC Bulletin Board: GLIF) announced today that it has appointed Hun-Chi Lin, Ph.D., as the Company’s President, Chief Scientist and a Director, effective immediately. The Company also announced the resignation of Eric Wilkinson as co-CEO and as a Director of Grant Life Sciences.

Since 2003, Dr. Hun-Chi Lin was a co-founder and President of XepMed, Inc., which develops medical devices used for separating blood components and treating infectious diseases. From 1999 to present, Dr. Lin was a co-founder and President of BioMedical Research Laboratories, Inc., which developed a Web-based healthcare partner-connectivity system to be used by individual health maintenance organizations, individuals, and in clinical trials. From 1996 to 1999, Dr. Lin was Director of Clinical Trials at Specialty Laboratories (NYSE: SP), where he built and managed a clinical trials division that had the broadest esoteric-testing capabilities in the CRO (Contract Research Organization) industry.

“Dr. Lin is a highly effective executive who possesses a very strong scientific background in the clinical research and clinical laboratory services industries,” said Stan Yakatan, Chairman of Grant Life Sciences. “No doubt, his education and experience will serve Grant Life Sciences well as the Company moves forward with clinically validating its rapid test for detecting cervical cancer.

“We are very grateful to Eric Wilkinson, who has helped us considerably during this recent transition period. When Eric accepted the co-CEO role upon my retirement from the CEO role, it was expected that he would continue moving our science forward until such time as we were able to identify the perfect candidate to assume the role of President and Chief Scientist,” added Mr. Yakatan.

Dr. Lin earned his doctorate in microbiology at UCLA (University of California at Los Angeles). He is the author of 34 peer-reviewed publications and the inventor of three issued patents.

About Grant Life Sciences Inc.
Grant Life Sciences Inc. develops products to improve the efficiency of detecting and diagnosing cervical cancer, including a sensitive, reliable, non-invasive, point-of-care test. The diagnostic assay being developed by the Company has initial clinical validation indicating superior sensitivity and specificity in detecting cervical cancer and its precursors, a disease that kills in excess of 300,000 women annually. Currently there are more than 120 million cervical screening tests administered annually in the U.S. and Europe. More than 120 million eligible women 20+ years old in developed nations still do not get Pap smears, and globally more than 1.7 billion over the age of 20 have never been checked due to cultural, religious or economic reasons. Further information is available at: www.grantlifesciences.com.

Safe Harbor Statement Under the Private Securities Litigation Act of 1995
With the exception of historical information, the matters discussed in this press release are “forward-looking statements” that involve a number of risks and uncertainties. The actual future results of Grant Life Sciences could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities, results of clinical trials, and market acceptance of the Company’s products. In some cases, “forward-looking statements” can be identified by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," or other comparable terminology. Although Grant Life Sciences believes that the expectations reflected in the “forward-looking” statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such “forward-looking statements” will be achieved. Grant Life Sciences undertakes no duty to update any of the “forward-looking statements,” whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such “forward-looking statements.” For further risk factors associated with our Company, review our SEC filings.

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